Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the registration statement (Form S-3 No. 333-164446) and related prospectus of The Hanover Insurance Group, Inc. and to the incorporation by reference therein and in the registration statements (Form S-8 No. 333-159387, No. 333-576, No. 333-24929, No. 333-31397, No. 333-134394 and No. 333-134395) of our report dated June 9, 2011, with respect to the group consolidated financial statements of Chaucer Holdings PLC included in the Form 8-K of The Hanover Insurance Group, Inc. dated June 14, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
London, United Kingdom
June 14, 2011